Exhibit 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement of American Midstream Partners, LP (Form S-4 No. 333-214770) and related Proxy Statement and Prospectus of JP Energy Partners LP for the registration of common units, and to the incorporation by reference therein of our report dated June 29, 2016, with respect to the financial statements of Tri-States NGL Pipeline, L.L.C. as of and for the year ended December 31, 2015 included in Amendment No. 1 to the Current Report on Form 8-K/A of American Midstream Partners, LP, filed with the Securities and Exchange Commission on July 7, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois

January 9, 2017